EXHIBIT 2

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	September 30	December 31
	2004	2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$54,235	$26,227
Available-for-sale securities	12,468	35,140
Accounts receivable, net	4,427	4,507
Receivables from sales representatives	2,869	3,883
Inventory of paper	682	703
Prepaid expenses and other current assets	4,128	1,883

Total Current Assets	78,809	72,343

Property and equipment, net	25,286	7,870
Long term investments	100	100
Bonds held to maturity, at amortized cost	913	992
Other assets	3,305	1,236

Total Assets	$108,413	$82,541

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,009	$4,432
Deferred amount due to property developer	11,394	—
Deferred income and customer prepayments	28,796	27,454
Accrued liabilities	5,552	5,803
Income taxes payable	532	804

Total Current Liabilities	51,283	38,493

Liabilities for incentive and bonus plans	682	682
Deferred income and customer prepayments — long term	782	—
Amount due to a shareholder	11,404	11,404
Minority interest	4,522	3,684
Deferred tax liability	312	298

Total Liabilities	68,985	54,561

Shareholders’ equity:
Common shares, US$0.01 par value; 50,000,000 shares authorized; 28,952,194 (2003: 28,946,694) shares issued and outstanding	290	289
Additional paid in capital	85,032	81,925
Retained deficit	(39,578)	(50,346)
Less : Unearned compensation	(6,337)	(4,563)
Accumulated other comprehensive income	21	675

Total Shareholders’ Equity	39,428	27,980

Total Liabilities and Shareholders’ Equity	$108,413	$82,541

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended		Nine months ended
	September 30		September 30
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Online services	$13,100	$13,277	$39,022	$38,300
Other media services	10,178	9,332	29,284	25,859
Exhibitions	281	233	7,636	1,362
Miscellaneous	124	152	379	509

	23,683	22,994	76,321	66,030
Operating Expenses:
Sales	7,682	7,678	22,717	21,827
Event production	37	49	1,938	328
Community	3,523	3,111	11,435	8,903
General and administrative	7,351	6,828	23,229	21,042
Online services development	998	1,256	3,106	3,887
Non-cash compensation expense (Note 1)	271	421	1,241	1,213
Amortization of software cost	369	1,484	1,107	3,533

Total Operating Expenses	20,231	20,827	64,773	60,733

Income from Operations	3,452	2,167	11,548	5,297

Interest income	81	28	136	73
Gain (loss) on sale of available-for-sale securities	(43)	—	590	—
Foreign exchange gains (losses), net	(59)	112	(62)	102

Income before Income Taxes	3,431	2,307	12,212	5,472
Income Tax Provision	(154)	(114)	(606)	(325)

Net Income before Minority Interest	$3,277	$2,193	$11,606	$5,147

Minority interest	$(234)	$(187)	$(838)	$(469)

Net Income	$3,043	$2,006	$10,768	$4,678

Retained deficit brought forward			$(50,346)	$(57,680)

Retained deficit carried forward			(39,578)	(53,002)

Basic net income per share	$0.11	$0.07	$0.37	$0.16

Shares used in basic net income per share calculations	28,952,194	28,946,694	28,951,010	28,945,526

Diluted net income per share	$0.10	$0.07	$0.37	$0.16

Shares used in diluted net income per share calculations	29,021,286	28,991,304	29,055,642	28,963,007

Note : 1.	Reflects the non-cash compensation expenses associated with the employee equity compensation plans. Non-cash compensation represents the following categories of expenses:

	Three months ended September 30		Nine months ended September 30
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$59	$135	$308	$284
Community	11	52	58	78
General and administrative	112	159	645	608
Online services development	89	75	230	243

	$271	$421	$1,241	$1,213

2. Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Nine months ended September 30
	2004	2003
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$10,768	$4,678
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,997	6,852
Profit on sale of property and equipment	(1)	(6)
Accretion of U.S. Treasury strips zero % coupons	(44)	(57)
Gain on sale of available-for-sale securities	(590)	—
Interest income on available-for-sale securities	(56)	—
Bad debt expense	37	184
Non-cash compensation expense	1,241	1,213
Income attributable to minority shareholder	838	469
Property and equipment written off	18	10

	15,208	13,343
Changes in assets and liabilities:
Accounts receivables	43	(540)
Receivables from sales representatives	1,014	(1,133)
Inventory of paper	21	21
Prepaid expenses and other current assets	(2,317)	(553)
Long term assets	(2,069)	49
Accounts payable	577	(1,036)
Accrued liabilities and liabilities for incentive and bonus plans	(251)	222
Deferred income and customer prepayments	2,124	7,622
Tax liability	(258)	(63)

Net cash provided by operating activities	14,092	17,932

Cash flows from investing activities:
Purchase of property and equipment	(9,038)	(1,670)
Proceeds from sales of equipment	2	8
Proceeds from matured bonds	123	185
Purchase of available-for-sale securities	(58,543)	(10,800)
Proceeds from sale of available-for-sale securities	81,280	3,500

Net cash generated from (used for) investing activities	13,824	(8,777)

Cash flows from financing activities:
Amount received towards directors purchase plan	92	30

Net cash generated from financing activities	92	30

Net increase in cash and cash equivalents	28,008	9,185
Cash and cash equivalents, beginning of the period	26,227	11,009

Cash and cash equivalents, end of the period	54,235	20,194

Supplemental cash flow disclosures:
Income tax paid	$864	$388